                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                FRIEDMAN'S INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401




                                                              January 22, 1998

Dear Stockholder:

                You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Friedman's Inc. which will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 26, 1998, at 10:00 a.m. local time.

                We look forward to your attendance at the Annual Meeting so that you can learn more about your Company and become better acquainted with members of the Board of Directors and management team. The sole item of business which is being presented for a vote by the holders of Class A Common Stock at the Annual Meeting is the election of three directors of the Company, as explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope to cast your vote with regard to the election of directors. You will still be able to revoke your proxy and vote your shares in person at the Annual Meeting if you so desire.

                If you have any questions about the Proxy Statement or the accompanying 1997 Annual Report, please contact Mr. Victor M. Suglia at (912) 233-9333.



                                   Sincerely,



                                   Bradley J. Stinn
                                   Chairman of the Board of Directors

                                FRIEDMAN'S INC.
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401

                 NOTICE TO THE HOLDERS OF CLASS A COMMON STOCK
                     OF THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1998


         Notice is hereby given to the holders of the Class A common stock, $.01 par value per share (the "Class A Common Stock"), of Friedman's Inc. (the "Company") that the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 26, 1998, at 10:00 a.m., local time, for the following purposes:

         (i) To elect three directors to serve until the 1999 Annual Meeting of Stockholders; and

         (ii) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Information relating to the Annual Meeting and the election of directors is set forth in the attached Proxy Statement.

         Only those stockholders of record at the close of business on January 20, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Savannah, Georgia.



                                         By Order of the Board of Directors,



                                         Victor M. Suglia
January 22, 1998                         Secretary











         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                                FRIEDMAN'S INC.
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401

                                                              JANUARY 22, 1998

                                PROXY STATEMENT
                      FOR HOLDERS OF CLASS A COMMON STOCK
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1998


                                  INTRODUCTION

        This Proxy Statement is furnished to holders of the Class A common stock, $.01 par value per share ("Class A Common Stock"), of Friedman's Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Class A Common Stock for use at the 1998 Annual Meeting of Stockholders to be held at 10:00 a.m. local time at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 26, 1998, and at any adjournments thereof (the "Annual Meeting").

        With respect to the holders of Class A Common Stock, the Annual Meeting will be held for the following purposes: (i) to elect three directors to serve until the 1999 Annual Meeting of Stockholders; and (ii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about January 22, 1998.

STOCKHOLDERS ENTITLED TO VOTE

        Only stockholders of record of the Company at the close of business on January 20, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 13,116,037 shares of the Class A Common Stock issued and outstanding held by approximately 101 stockholders of record. In addition, there were 1,492,401 shares of the Company's Class B common stock, $.01 par value per share ("Class B Common Stock"), issued and outstanding held by 2 stockholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

        The Certificate of Incorporation of the Company (the "Certificate") provides that holders of Class A Common Stock have voting rights with regard to the election of a minimum of 25% of the members of the Company's Board of Directors (rounding the number of such directors to be elected up if 25% of the members of the Board of Directors is not equal to a whole number of directors), with the precise number of directors to be elected by the Class A Common Stockholders in excess of such 25% (if any) to be determined by the Board of Directors. The Company's current Board of Directors has been set at nine members, and pursuant to the Certificate the holders of Class A Common Stock are entitled to elect at least three directors. Holders of Class A Common Stock are entitled to one vote for each share held in the election of directors.

QUORUM AND VOTING REQUIREMENTS

        Pursuant to the Company's Bylaws, the holders of record of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, are required to establish a quorum. For the purpose of determining the presence of a quorum, abstentions and broker nonvotes will be counted as present. The election of three directors by the holders of Class A Common Stock will require the affirmative vote of a majority of the shares of Class A Common Stock represented and entitled to vote in the election at the Annual Meeting, provided a quorum is present. With respect to the election of directors, stockholders may (1) vote "for" each of the nominees, (2) "withhold" authority to vote for each of such nominees, or (3) withhold authority to vote for one nominee but vote for the other nominees. Because the directors are elected by the holders of a majority of the shares represented and entitled to vote, withholding authority to vote with respect to one or all nominees or an abstention from voting will have the effect of a vote "against" such nominee or nominees. Broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have no effect on the outcome of the election of directors.

PROXIES

        If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR (I) THE ELECTION OF ALL CLASS A COMMON STOCK DIRECTOR NOMINEES, AND (II) IN THE BEST JUDGMENT OF THE PERSONS DESIGNATED AS PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

        A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Friedman's Inc., 4 West State Street, Savannah, Georgia 31401, Attention: Victor M. Suglia, Secretary.

                             ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three individuals with the exact number of directors determined by resolution of the Board of Directors; provided, that as long as any Class B Common Stock of the Company remains outstanding, the minimum number of directors must be sufficient to enable the holders of the Class B Common Stock to elect a majority of the directors.

        Pursuant to Article III of the Company's Bylaws, the Board of Directors has set the number of directors of the Company at nine and has nominated the following individuals for election by the holders of Class A Common Stock and Class B Common Stock as directors of the Company, respectively:


                  CLASS A COMMON STOCK NOMINEES             DIRECTOR SINCE
                  -----------------------------             --------------
                  John E. Cay III                               1997
                  Robert W. Cruickshank                         1993
                  David B. Parshall                             1993

                  CLASS B COMMON STOCK NOMINEES
                  -----------------------------

                  Bradley J. Stinn                              1993
                  Sterling B. Brinkley                          1993
                  Linda McFarland Jenkins                       1998
                  Robert S. Morris                              1995
                  Mark C. Pickup                                1993
                  Richard Ungaro                                1998


        Mr. Ungaro and Ms. McFarland Jenkins were elected by the Board of Directors in January 1998 when the Board was expanded from seven to nine members. Each of the directors will be elected to hold office until the 1999 Annual Meeting of Stockholders or until his or her earlier death, resignation or removal.

        Holders of Class A Common Stock are entitled to vote only on the Class A Common Stock nominees, and holders of Class B Common Stock are entitled to vote only on the Class B Common Stock nominees. The persons designated as proxies on the enclosed Proxy intend to vote the shares represented thereby in favor of the election to the Board of Directors of the Class A Common Stock nominees whose names appear above, unless either authority to vote for one or all of the nominees is withheld or such Proxy has previously been revoked. It is believed that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case it is anticipated that the persons designated as proxies will vote for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates, or reduce the authorized number of directors. It is anticipated that management stockholders of the Company, who beneficially owned approximately 4.3% of the outstanding Class A Common Stock as of the Record Date, will vote for the election of the nominees.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS A COMMON STOCK NOMINEES AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS.

CERTAIN INFORMATION CONCERNING NOMINEES

        The following table sets forth the names of the nominees for both the Class A Common Stock and Class B Common Stock, their ages, the year in which they were first elected as a director, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in publicly-held companies. For additional information concerning the nominees, see "-- Meetings of the Board of Directors and Committees," "Stock Ownership" and "Certain Transactions" below.


                         CLASS A COMMON STOCK NOMINEES


NAME AND AGE               BUSINESS EXPERIENCE

John E. Cay III            Mr. Cay was elected a director of the Company in
      (52)                 February 1997. Since 1972, Mr. Cay has been the
                           President of Palmer & Cay, Inc., a regional insurance brokerage and employee benefit consulting company. Since June 1993, Mr. Cay has been a director of Omni Insurance Group, Inc. Mr. Cay also serves as a director for First Union National Bank of Georgia and First Union National Bank of
                           Savannah.

Robert W. Cruickshank      Mr. Cruickshank was elected a director of the
        (52)               Company in August 1993. Since 1981, Mr. Cruickshank
                           has been President of Robert W. Cruickshank Co., a financial management company. Mr. Cruickshank is currently a director and chairman of the compensation committee of Calgon Carbon Corp. and a director of the New Canaan Bank & Trust, New Canaan,
                           Connecticut.

David B. Parshall          Mr. Parshall was elected a director of the Company
        (50)               in December 1993. Since October 1992, Mr. Parshall
                           has been Managing Director of Dolphin Management
                           Inc., an investment management firm, and a Managing
                           Director of The Dolphin Group, a provider of investment banking services. Mr. Parshall has also been a Managing Director of Private Equity
                           Investors, Inc., a company which purchases portfolios of private equities, since April 1992.
                           From 1988 to 1990, Mr. Parshall was a Managing
                           Director of Shearson Lehman Brothers Inc., and from
                           August 1990 to March 1992, Mr. Parshall served as a
                           Managing Director of the Blackstone Group, L.P, both investment banks.

                         CLASS B COMMON STOCK NOMINEES

NAME AND AGE               BUSINESS EXPERIENCE

Bradley J. Stinn           Mr. Stinn currently serves as Chairman of the Board
        (38)               of Directors of the Company. From February 1996
                           until January 1998 he served as Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to that time, he served as President, Chief Executive Officer and a director of the Company from August 1993 until January 1996. Mr.
                           Stinn is also the Chairman of the Board of Directors and Chief Executive Officer of Crescent Jewelers
                           ("Crescent Jewelers"), a retail jewelry chain that is an affiliate of the Company, a position he has held since June 1995. Mr. Stinn served as President and Chief Executive Officer of MS Jewelers
                           Corporation ("MS Jewelers"), the general partner of MS Jewelers Limited Partnership (the "Partnership") which owns 100% of the outstanding shares of Class B
                           Common Stock, from September 1992 until August 1993, and he has served since 1990 as a director of MS
                           Jewelers. From May 1990 to September 1992, Mr. Stinn served as the Executive Vice President of MS
                           Jewelers, an uncompensated position, and also as a member of the Executive Committee of the Board of Directors of MS Jewelers. Mr. Stinn served as
                           Executive Vice President and Chief Financial Officer of Crescent Jewelers from September 1990 to August
                           1992, and as a Managing Director of Morgan Schiff &
                           Co., Inc. ("Morgan Schiff"), an affiliate of the Company, from January 1986 to September 1990.

Sterling B. Brinkley       Mr. Brinkley was elected Chairman of the Executive
        (45)               Committee of the Board of Directors of the Company
                           in February 1996. Prior to that time, Mr. Brinkley served as the Chairman of the Board of Directors from August 1993 until January 1996. Mr. Brinkley also serves in the uncompensated position of Chairman of the Board of MS Jewelers Corporation.
                           From May 1990 to September 1992, Mr. Brinkley served in the uncompensated position of President of MS
                           Jewelers, and from January 1986 to June 1990, he served as a Managing Director of Morgan Schiff. Mr.
                           Brinkley currently serves as a consultant to Morgan
                           Schiff. Mr. Brinkley serves as a director of Crescent Jewelers and as Chairman of the Board of EZCORP, Inc. ("EZCORP"), a pawnshop chain, and an affiliate of the Company. Mr. Brinkley also serves as the chairman of other private companies which are affiliates of Morgan Schiff.

Linda McFarland            Ms. McFarland Jenkins was elected to the Board of
    Jenkins                Directors of the Company and appointed President and
      (50)                 Chief Operating Officer of the Company in January
                           1998. Prior to joining the Company, Ms. McFarland
                           Jenkins served as the President and Chief
                           Merchandising Officer of Cato Corporation ("Cato"), a specialty retailer of women's apparel, from January 1996 to January 1998. From January 1993 to
                           December 1996, Ms. McFarland Jenkins served as
                           President and Chief Operating Officer of Cato, and from January 1992 to December 1992, she served as President and Chief Merchandising Officer of Cato.

                         CLASS B COMMON STOCK NOMINEES

NAME AND AGE               BUSINESS EXPERIENCE

Robert S. Morris           Mr. Morris was elected Vice-Chairman of the Board of
   (42)                    Directors in January 1998. From February 1996 until
                           January 1998, Mr. Morris served as President and
                           Chief Operating Officer of the Company. He served as
                           Executive Vice President - Store Operations of the
                           Company from October 1994 to January 1996, and has been a director of the Company since February 1995.
                           Mr. Morris served as Vice President - Store
                           Operations of the Company's predecessors, Friedman's
                           Jewelers, Inc. ("FJI") and MS Jewelers, since 1986.
                           Mr. Morris joined FJI in July 1980.


Marcy C. Pickup            Mr. Pickup was elected a director of the Company in
  (47)                     August 1993. Mr. Pickup served as Vice Chairman of
                           Crescent Jewelers from December 1994 until February
                           1995, and served as President and Chief Executive
                           Officer of Crescent Jewelers from August 1993 to
                           December 1994. From October 1992 until August 1993,
                           Mr. Pickup served as the Senior Vice President and
                           Chief Financial Officer for Crescent Jewelers. Mr.
                           Pickup is also a director of EZCORP. For more than five years prior to October 1992, Mr. Pickup held various positions with Ernst & Young LLP, leaving as a Partner in its San Francisco, California office in October 1992.

Richard Ungaro             Mr. Ungaro was elected Vice Chairman of the Board of
  (50)                     Directors of the Company and appointed Chief
                           Executive Officer of the Company in January 1998.
                           Prior to joining the Company, Mr. Ungaro served as Executive Vice President of Domestic Retail
                           Operations for Blockbuster Entertainment
                           Corporation, a video and music retailer, from December 1995 to January 1998. From December 1993 to
                           December 1995, Mr. Ungaro served as the Zone Vice
                           President for the East Coast for Starbucks Coffee
                           Company, a retail coffee shop chain, and from July
                           1990 to December 1993, Mr. Ungaro served as the Zone
                           Vice President for the East Coast for Blockbuster
                           Entertainment Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

        Board of Directors. The property, affairs and business of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, and the Board of Directors has appointed standing Audit, Compensation, Compliance and Executive Committees of the Board of Directors.

        Audit Committee. The members of the Audit Committee are Mark C. Pickup (Chairman), Robert W. Cruickshank and David B. Parshall. The Audit Committee recommends the independent auditors appointed by the Board of Directors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and reviews with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report or the Company's internal accounting procedures. The Audit Committee held one meeting during the 1997 fiscal year.

        Compensation Committee. The members of the Compensation Committee are Robert W. Cruickshank (Chairman), Mark C. Pickup and David B. Parshall. The function of the Compensation Committee is to review and approve the compensation of executive officers and establish targets and incentive awards under incentive compensation plans of the Company. The Compensation Committee reports to the Board of Directors. The Compensation Committee held two meetings during the 1997 fiscal year.

        Compliance Committee. The members of the Compliance Committee are David B. Parshall (Chairman), John E. Cay III, and Sterling B. Brinkley. The function of the Compliance Committee is to oversee the policies and procedures of the Company intended to ensure the Company's compliance with all applicable governmental regulations and regulatory procedures including the training and review of employees. The Compliance Committee held one meeting during the 1997 fiscal year.

        Executive Committee. The members of the Executive Committee are Sterling B. Brinkley (Chairman), Bradley J. Stinn and Mark C. Pickup. The Executive Committee exercises the authority of the Board of Directors, to the extent permitted by law, in the management of the business of the Company between meetings of the Board of Directors. The Executive Committee held four meetings during the 1997 fiscal year.

        The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider Class A Common Stock nominees submitted by holders of Class A Common Stock if submitted to the Company on or before September 24, 1998. See "Stockholder Proposals for 1999 Annual Meeting of Stockholders."

        The Board of Directors held four meetings during the 1997 fiscal year. Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors, and each member of a committee, during the period he was a committee member, attended at least 75% of the meetings of each committee on which he served.

COMPENSATION OF DIRECTORS

        In fiscal 1997, directors who were not current employees of the Company received an annual director's fee of $15,000 per year, and Committee Chairmen who were not current employees of the Company received an additional $5,000 per year. The Company reimburses directors for travel and other out-of-pocket expenses incurred in connection with their services as directors. Directors who are employees are not paid extra compensation for their service on the Board of Directors or any committee.

        The Friedman's Inc. Stock Option Plan for Outside Directors (the "Director Plan") provides for an initial grant, to each director who is not an employee of the Company, of options to purchase 5,000 shares of Class A Common Stock effective as of the adoption of the Director Plan by the Board of Directors in December 1993 and subsequent annual grants of options to purchase 1,000 shares of Class A Common Stock. The annual grants are made on the day following each annual meeting of stockholders and began with the annual meeting of stockholders in 1995. The option price for each option granted under the Director Plan is the "Fair Market Value," as that term is defined in the Director Plan, of the shares of Class A Common Stock subject to the option on the date the option is granted. An option is exercisable six months after it is granted and remains exercisable for five years from the date of grant. The Company has reserved 50,000 shares of Class A Common Stock for issuance under the Director Plan.

EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the names of the executive officers of the Company, other than Ms. McFarland Jenkins and Messrs. Stinn, Brinkley, Morris, and Ungaro, who are discussed above, their ages, their positions with the Company and their principal occupations and employers for at least the last five years. For information concerning executive officers' ownership of Common Stock, see "Stock Ownership."


NAME AND AGE               BUSINESS EXPERIENCE


Victor M. Suglia           Victor M. Suglia, has served as Senior Vice
    (42)                   President and Chief Financial Officer of the Company
                           since June 1997, and Treasurer and Secretary of the Company since November 1997. Prior to joining the Company, Mr. Suglia was Vice President and Corporate
                           Controller for Saks Holdings, Inc., the holding company of Saks Fifth Avenue for six years.


Donald J. Wright, Jr.      Mr. Wright joined the Company in January 1996 as
    (50)                   Vice President - Merchandising. Prior to joining the
                           Company, Mr. Wright was Vice President of
                           Merchandising at Reed's Jewelers, Inc. for ten years.

EXECUTIVE COMPENSATION

         Summary Compensation Information

         The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended September 30, 1997, 1996 and 1995 for
(i) the Chief Executive Officer of the Company; and (ii) each of the three other most highly compensated executive officers of the Company whose total salary and bonus for the fiscal year ended September 30, 1997, exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                              --------------------------------------    ----------------------------------------
                                                                            AWARDS                  PAYOUTS
                                                                        -------------------   -------------------
NAME AND                                                OTHER ANNUAL       SECURITIES
PRINCIPAL POSITION            YEAR    SALARY   BONUS    COMPENSATION    UNDERLYING OPTIONS        LTIP PAYOUTS
------------------            ----    ------   -----    ------------    -------------------   -------------------
Bradley J. Stinn              1997  $300,000        --  $154,907(1)                --                    --
    Chairman of the Board of  1996   300,000  $200,000   184,757(1)                --              $981,308
    Directors                 1995   300,000   350,000   242,089(1)           100,000               428,490(2)

Sterling B. Brinkley          1997  $225,000  $ 50,000  $ 96,022(3)                --                    --
    Chairman of the           1996   225,000   140,000   119,487(3)                --              $909,879(2)
    Executive Committee of    1995   225,000   125,000   154,375(3)                --               403,156(2)
    the Board of Directors

Robert S. Morris              1997  $200,000  $100,000        --               25,000                    --
    Vice-Chairman of the      1996   150,000   225,000        --               25,000                    --
    Board of Directors        1995   150,000   150,000        --               25,000                    --

Donald J. Wright, Jr.         1997  $115,000  $ 10,000        --                4,000                    --
    Vice Presidnet -          1996    79,320    15,000        --                1,000                    --
    Merchandising (4)         1995        --        --        --                   --                    --

    --------------------------------------
    (1) Composed of: (1) a housing allowance of $42,000, $40,250 and $62,000, in fiscal 1997, 1996 and 1995, respectively; (2) an automobile allowance of $14,666, $15,628 and $16,013, in fiscal 1997, 1996, and
         1995, respectively; (3) annual interest forgiveness on an incentive loan of $52,650, $68,950 and $86,156 in fiscal 1997, 1996 and 1995, respectively; and (4) an annual reimbursement for the payment of taxes on the interest forgiveness of $45,591, $59,929 and $77,920 in fiscal 1997, 1996 and 1995, respectively. See "-- Employment Arrangements."
    (2) The first stock price target for the incentive loans to Mr. Stinn and Mr. Brinkley ($22.50 per share) was attained in July 1995, the second stock price target ($25.00 per share) was attained in April 1996, and the third stock price target ($27.50 per share) was attained in May 1996. As a result, $525,000 and $225,000 of the principal of the incentive loans for each of Mr. Stinn and Mr. Brinkley was forgiven in fiscal 1996 and 1995, respectively. The Company also reimbursed Mr. Stinn $456,308 and $203,490 in fiscal 1996 and 1995, respectively, and Mr. Brinkley $384,874 and $178,156 in fiscal 1996 and 1995, respectively, for the payment of taxes on the principal forgiveness. See "-- Employment Arrangements."
    (3) Composed of: (i) annual interest forgiveness on an incentive loan of $52,650, $68,950 and $86,156, in fiscal 1997, 1996 and 1995, respectively, and (ii) an annual reimbursement for the payment of taxes on the interest forgiveness of $43,372, $50,547 and $68,219, in fiscal 1997, 1996 and 1995, respectively. See "-- Employment Arrangements."
    (4)  Mr. Wright's employment with Company began in January 1996.


                                         OPTION GRANTS IN LAST FISCAL YEAR
                                            INDIVIDUAL GRANT
                      ---------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF       PERCENT OF                                   ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES     TOTAL OPTIONS                                     PRICE APPRECIATION
                        UNDERLYING      GRANTED TO                                         FOR OPTION TERM
NAME                     OPTIONS       EMPLOYEES IN     EXERCISE OR   EXPIRATION    ------------------------------
----                   GRANTED (1)      FISCAL YEAR     BASE PRICE       DATE            5%               10%
                       -----------     -------------    -----------   ----------    ------------       -----------
Bradley J. Stinn              --            --               --             --               --               --

Sterling B. Brinkley          --            --               --             --               --               --

Robert S. Morris          25,000          15.4%          $17.75       11/14/06         $279,000         $707,000

Donald J. Wright, Jr.      4,000           2.5%           17.75       11/14/06           45,000          113,000

     --------------------
    (1) All of the options are exercisable for Class A Common Stock and were granted under the Company's 1996 Stock Option Plan at an exercise price equal to the fair market value of the underlying shares of Class A Common Stock on the date of grant and with a vesting schedule pursuant to which 40% of the options become exercisable one year following the date of grant and 30% of the options become exercisable on each of the second and third anniversaries of the date of grant. In addition, all options vest immediately upon the death of the optionee. See " -- Stock Option Plan."


                                           FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                     UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
        NAME                       AT FISCAL YEAR-END (1)              AT FISCAL YEAR-END (2)
        ----                  --------------------------------     ---------------------------
                              EXERCISABLE        UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                              -----------        -------------     -----------   -------------
        Bradley J. Stinn      270,000 (3)           30,000         $1,415,000       $17,000

        Sterling B. Brinkley  100,000 (3)           30,000            338,000        56,000

        Robert S. Morris       42,500               47,500            113,000         4,000

        Donald J. Wright, Jr.     400                4,600                 --            --


-------------
    (1) No stock options were exercised by any of the Named Executive Officers during fiscal 1997.
    (2) Represents the fair market value of a share of Class A Common Stock as of September 30, 1997 of $16.875, less the option exercise price, multiplied by the total number of exercisable or unexercisable options.
    (3) All of the 300,000 options to purchase shares of Class A Common Stock held by Mr. Stinn and 100,000 of the options to purchase shares of Class A Common Stock held by Mr. Brinkley at September 30, 1997, are immediately exercisable in the event that the employment of Mr. Stinn or Mr. Brinkley is terminated by the Company for any reason.

         Employment Arrangements.

         As further incentive to enhance the value of the Company for its stockholders, in October 1994, when the Class A Common Stock Price was $16.38, the Company instituted an incentive plan that provided each of Mr. Brinkley and Mr. Stinn a loan in the amount of $1.5 million, the repayment of which will be forgiven upon the attainment of specific targets for the market price of the Company's Class A Common Stock ranging from $22.50 to $32.50. The plan was structured such that if the Company was able to achieve nearly 100% appreciation in its stock price within a designated period the entire amount of all advances would be forgiven and related tax consequences would be paid by the Company. The loans are due and payable in ten years and carry an interest rate equal to the minimum rate allowable under the Internal Revenue Code of 1986, as amended (the "Code"). The incentive features of the loans provide that: (i) as long as Mr. Brinkley or Mr. Stinn are employed by the Company on the date on which interest is due on the loans, such interest will be forgiven;
(ii) a percentage of the outstanding principal of the loans will be forgiven upon the attainment of certain targets for the price of the Company's Class A Common Stock; and (iii) the Company will pay any taxes due as the result of such forgiveness of interest and principal. In addition, in the event of the death or disability of Mr. Brinkley or Mr. Stinn, or a Change in Control of the Company (as defined in the loan agreements), the remaining principal amount and any unpaid and unforgiven interest accrued on the loans will be forgiven. The first stock price target ($22.50 per share) was attained in July 1995, the second stock price target ($25.00 per share) was attained in April 1996 and the third stock price target ($27.50 per share) was attained in May 1996. To date, 50% of the principal amount of the loans has been forgiven. The remaining principal amount will be forgiven through 1999 if the stock price reaches targets ranging from $30.00 to $32.00, and thereafter through 2003 if the stock price reaches targets ranging from $32.50 to $60.00. The Company incurred a $900,000 charge in the quarter ended September 30, 1995 related to the attainment of the $22.50 and a charge of $2.1 million in the quarter ended June 30, 1996 related to the attainment of the $25.00 and $27.50 price targets.

         Additionally, in 1993 certain executive officers received options to purchase limited partnership interests in the Partnership. See "Certain Transactions -- MS Jewelers."

         Stock Option Plan.

         It has been the practice of the Company's Board of Directors to adopt a new stock option plan each year, subject to the approval of such plan by the holders of the Class B Common Stock. On November 19, 1997, the Board of Directors approved the Friedman's Inc. 1997 Stock Option Plan (the "1997 Plan"). The Board's approval of the 1997 Plan is subject to stockholder approval, and the 1997 Plan is being presented to the holders of the Class B Common Stock at the Annual Meeting for consideration and approval. The following is a summary of the provisions of the proposed 1997 Plan, which summary is qualified in its entirety by reference to the 1997 Plan, a copy of which may be obtained from the Secretary of the Company.

         Under the proposed 1997 Plan, approximately 500 selected key employees will be eligible for the grant of options to purchase shares of Class A Common Stock. Options granted under the 1997 Plan may qualify as incentive stock options under Section 422 of the Code or nonqualified stock options. Any key employee of the Company who, in the judgment of the Compensation Committee of the Board of Directors, occupies a position in which personal efforts contribute to the profit and growth of the Company is eligible for grants under the 1997 Plan. The Compensation Committee determines the number of shares of Class A Common Stock subject to each grant and prescribes the other terms and conditions of each grant.

         A total of 500,000 shares of Class A Common Stock will be available for grant under the 1997 Plan. As of January 15, 1998, options to purchase 444,100 shares of Class A Common Stock had been granted under the 1997 Plan, subject to the approval of the 1997 Plan by the holders of the Class B

Common Stock. The 1997 Plan will expire in 2007 unless earlier terminated by the Compensation Committee.

         The exercise price for options granted under the 1997 Plan will be equal to the fair market value of a share of Class A Common Stock on the date the option is granted as determined by the Board of Directors. Options will expire and become exercisable at such time and in such installments as the Compensation Committee shall determine. The exercise price of an option is payable in cash or other form of legal consideration accepted by the Compensation Committee. The market value of the Company's Class A Common Stock underlying options outstanding under the 1997 Plan was $14.00 as of January 15, 1998.

        The Board of Directors, in its discretion, may amend the 1997 Plan from time to time, but no amendment, without approval by the stockholders, may (i) increase the number of shares which may be issued under the 1997 Plan or to any individual under the 1997 Plan, (ii) reduce the option price for shares which may be purchased pursuant to options, (iii) extend the period during which options may be granted, or (iv) materially modify the requirements as to eligibility for participation in the 1997 Plan.

        The following table presents information regarding options granted under the 1997 Plan to certain individuals and groups as of January 15, 1998, subject to the approval of the 1997 Plan by the holders of the Class B Common Stock at the Annual Meeting.


        NAME                                        POSITION                    NUMBER OF
        ----                                        --------                     OPTIONS       VALUE(1)
                                                                                 -------       --------
        Bradley J. Stinn           Chairman of the Board of Directors               50,000      $6,250

        Sterling B. Brinkley       Chairman of the Executive Committee of               --          --
                                   the Board of Directors

        Robert S. Morris           Vice-Chairman of the Board of Directors              --          --

        Donald J. Wright, Jr.      Vice President - Merchandising                       --          --



          All current executive officers as a group........................        375,000       $6,250 (2)

          All other employees..............................................         69,100       $8,638
                                                                                 =========
                Total......................................................        444,100

-----------------
(1) Calculated as the difference between the exercise price and the market price ($14.00) of the Class A Common Stock on January 15, 1998.

(2) Options to purchase an aggregate of 325,000 shares of Class A Common Stock were granted to Mr. Ungaro and Ms. McFarland Jenkins on January 2, 1998, with an exercise price ($14.75) that is in excess of the market value of the Class A Common Stock as of January 15, 1998.

        Under the Code, the recipient of an incentive stock option will not realize taxable income on the grant or the exercise of the incentive stock option and the Company will not receive an income tax deduction at either such time. If the optionee does not sell the shares of Class A Common Stock acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option, or (ii) one year after the date of exercise of the incentive stock option, the gain upon a subsequent sale of the shares will be taxed as a long-term gain. The difference between the exercise price and the fair market value of shares received upon exercise, however, can affect an optionee's alternative minimum tax.

        If the optionee, within either of the above periods, disposes of the shares of Class A Common Stock acquired upon exercise of the incentive stock option, the optionee will realize as ordinary income an amount equal to the lesser of (i) the gain realized by the optionee upon such disposition, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company will be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee. The gain in excess of such amount realized by the optionee as ordinary income would be taxed as a long-term or short-term capital gain depending upon the holding period requirements for long-term or short-term capital gain treatment. If an optionee exercises an incentive stock option following his or her termination of employment, the incentive stock option must be exercised within three months following such termination (twelve months if termination is due to death or disability) to receive incentive stock option tax treatment. Exercise of an incentive stock option after these dates will result in such options being taxed as nonqualified stock options.

        The aggregate fair market value of the shares (determined at the time the incentive stock option is granted) subject to incentive stock options granted to a key employee under all stock option plans of the Company and the Company's subsidiaries (if any), and that become exercisable for the first time by such key employee during any calendar year may not exceed $100,000. Any incentive stock options granted to any employee who, immediately after the grant of such option, would own more than 10% of the total combined voting power of all classes of the Company's stock must have an exercise price not less than 110% of the fair market value of the Class A Common Stock on the date of grant and a term of no more than five years.

        Under present law, the recipient of a nonqualified stock option realizes no taxable income upon the grant of such option, but upon the exercise of such option the optionee will realize taxable income equal to the difference between the market value of the stock received at the time of exercise and the amount paid for the stock. Under present law, the Company is permitted to consider the income realized by the optionee at the time of exercise of a nonqualified stock option as a tax deductible expense.

         Compensation Committee Report on Executive Compensation.

         Overview and Philosophy. The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors with respect to salaries, bonuses, stock options and other benefits for the executive officers of the Company.

         The objectives of the Company's executive compensation program are to:

         - Encourage the achievement of Company goals by providing compensation which directly relates to the performance of the individual and the achievement of strategic objectives.

         - Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the Company's industry.

         - Promote a direct relationship between compensation and Company performance by facilitating executive officer stock ownership through stock option awards.

         Overall, the Company's executive officer compensation program is comprised of base salary, annual cash incentive bonus compensation, and long-term incentive compensation in the form of stock options, incentive loans, and various other benefits, including a medical plan, which are generally available to all employees of the Company.

         Base Salary. The base salaries for the Company's executive officers vary depending on the responsibilities of the officers. An executive officer's base salary may not necessarily be competitive with other companies in the Company's industry; however, the Company believes that incentive bonus compensation described below better serves the Company, and such incentive bonus compensation may enable the executive officer's overall annual compensation to exceed the total compensation paid to comparable persons by other companies in the Company's industry.

         Annual Cash Incentive Compensation. In order to maximize the interests of the Company's stockholders and its management, the Company makes extensive use of cash bonuses which are awarded based on the Company's operating performance and the individual executive officer's contribution thereto. The Company's budgeted financial performance goals are set at the beginning of each fiscal year. Cash bonuses are then recommended in the judgment of the Compensation Committee based on the achievement of budgeted targets and the individual performance of the executive officer. The Compensation Committee believes that this program provides a direct financial incentive to the Company's executive officers which motivates them to achieve the Company's performance goals and to work for the overall success of the business.

         Stock Options. The stock option programs of the Company are long-term incentive plans for executive officers and key employees that are intended to relate employee and stockholder long-term interests by creating a strong and direct link between compensation and stockholder return. In general, stock option awards are granted on an annual basis if warranted by the Company's performance. To encourage long-term performance, options generally vest over a three-year period.

         Compensation of Chief Executive Officer. In fiscal 1997, the base salary of the Chief Executive Officer of the Company, Bradley J. Stinn, remained at $300,000. Based on the Company's performance, the Compensation Committee determined not to pay Mr. Stinn a bonus for fiscal 1997.

         Section 162(m) of the Code. It is the responsibility of the Compensation Committee to address the issues raised by changes in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Compensation Committee has reviewed the issues applicable to the Company and has taken action, including the amendment of the incentive loan agreements with Messrs. Brinkley and Stinn, to ensure that the Company receives the maximum tax benefit from its compensation expenses.



                                        COMPENSATION COMMITTEE
                                             Robert W. Cruickshank
                                             David B. Parshall
                                             Mark C. Pickup

         Compensation Committee Interlocks and Insider Participation.

         During fiscal 1997, Messrs. Cruickshank, Parshall and Pickup served on the Compensation Committee of the Board of Directors. Mr. Brinkley, who is Chairman of the Executive Committee of the Board of Directors of the Company, also serves on the Board of Directors of Crescent Jewelers, and Mr. Stinn, who is Chairman of the Board of Directors of the Company, also serves as the Chairman of the Board of Directors and Chief Executive Officer of Crescent Jewelers. Crescent Jewelers and the Company are both controlled by investment partnerships controlled by Mr. Phillip E. Cohen. See "Certain Transactions" and "Stock Ownership." The following is a discussion of certain transactions effected during fiscal 1997 between the Company and Crescent Jewelers and its affiliates.

         Effective October 16, 1996, the Company made a convertible senior subordinated term loan to Crescent Jewelers in the principal amount of $20 million (the "Term Loan") pursuant to a loan and security agreement by and between the Company and Crescent Jewelers. The Term Loan is due in October 1999, is secured by substantially all of the assets of Crescent Jewelers and is subordinate in right of payment and lien priority to Crescent Jewelers' senior secured bank credit facility, currently in the amount of $50 million, pursuant to the terms of a subordination agreement by and among certain financial institutions, LaSalle National Bank, as agent for such financial institutions, and the Company.

         Also effective October 16, 1996, the Company entered into a Standby Purchase Agreement by and between the Company and Crescent Jewelers (the "Standby Purchase Agreement"), pursuant to which the Company agreed that for an initial period of twelve months following the date of the Standby Purchase Agreement (which period may be extended at Crescent Jewelers' option by an additional six months), the Company would, upon the request of Crescent Jewelers, purchase up to $5 million of Crescent Jewelers' 10% Convertible Senior Subordinated Notes due 2006 (the "10% Notes") which 10% Notes will be issued pursuant to a Note Purchase Agreement by and among Crescent Jewelers, the Company and any other purchasers of the 10% Notes. In June 1997, the Company purchased $5 million in principal amount of the 10% Convertible Senior Subordinated Notes issued by Crescent, under the Standby Purchase Agreement. This increased the Company's total notes receivable from Crescent to $25 million.

         Pursuant to a Conversion Agreement (the "Conversion Agreement") by and among the Company, Crescent and Crescent Jewelers, Inc., a Delaware corporation ("CJI") which owns 100% of the outstanding capital stock of Crescent Jewelers, up to one-half of the unpaid principal amount of the Term Loan and the entire unpaid principal amount of the 10% Notes held by the Company, if any, are convertible into shares of Class A Common Stock ("Stock") of CJI, under certain conditions.

         The shares of Stock received upon the conversion of the Term Loan or the 10% Note are subject to a Registration Rights Agreement by and among CJI and certain investors, which include the Company (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has the right, under certain circumstances, to demand two registrations of shares of Stock received in conversion of the Term Loan and 10% Note and to participate in certain offerings by CJI of Stock.

                              CERTAIN TRANSACTIONS

BACKGROUND OF THE COMPANY

         In May 1990, MS Jewelers Limited Partnership was formed by an investor group led by the investment banking firm Morgan Schiff and its principals to purchase from Friedman's Jewelers, Inc. ("FJI") certain jewelry retailing assets, including 45 stores (the "FJI Acquisition"). The Company was incorporated under the laws of the State of Delaware on July 15, 1993. Prior to the closing of its initial public offering of Class A Common Stock in October 1993, the Company issued 5,606,700 shares of Class B Common Stock to the Partnership in exchange for substantially all of the assets held by the Partnership and the Company's assumption of all of the Partnership's liabilities.

         Effective March 31, 1996, the Partnership issued a notice to the limited partners of the Partnership granting such limited partners the option to withdraw from the Partnership by exchanging their units of interest in the Partnership for shares of Class A Common Stock. The shares of Class A Common Stock which were distributed to these limited partners (the "Withdrawing Limited Partners") constituted shares of Class B Common Stock held by the Partnership which were converted into Class A Common Stock by the Partnership to effect the distribution. An aggregate of 4,114,298 shares of Class A Common Stock have been distributed to Withdrawing Limited Partners.

         The Company is controlled by Mr. Phillip Ean Cohen, through his sole ownership of MS Jewelers, the general partner of the Partnership, which owns 100% of the Company's Class B Common Stock. As a result of his control of those entities, Mr. Cohen controls all decisions with respect to major corporate transactions affecting the Company. Mr. Cohen also controls Morgan Schiff, for which Mr. Brinkley serves as a consultant, and Crescent Jewelers, of which Mr. Brinkley serves as a director and Mr. Stinn serves as Chairman and Chief Executive Officer.

OTHER TRANSACTIONS

         FJI. FJI owns the buildings in which the Company's headquarters and a downtown store are located in Savannah, Georgia. The Company paid rent of approximately $92,000 to FJI in fiscal 1997 for use of the space it occupies in these buildings.

         MS Jewelers. Mr. Brinkley has served in the uncompensated position of Chairman of the Board of MS Jewelers, the general partner of the Partnership, since May 1990. Mr. Stinn served as President and Chief Executive Officer of MS Jewelers from September 1992 until August 1993 and is currently a director of MS Jewelers, a position he has held since May 1990.

         Effective August 9, 1993, the Partnership established the MS Jewelers Limited Partnership 1993 Incentive Plan (the "Partnership Incentive Plan"). The Partnership Incentive Plan provided for the granting of options to purchase up to six units of limited partnership interest (a "Unit") at option prices determined by the Board of Directors of MS Jewelers. Each Unit represents a partnership capital percentage equal to approximately .84%, which represents an indirect interest in 41,955 shares of Class B Common Stock on a fully diluted basis assuming exercise of all outstanding options. Effective August 9, 1993, the following executive officers of the Company were granted options under the Partnership Incentive Plan: Bradley J. Stinn, 5 Units; and Robert S. Morris,
0.6 Units. The exercise price of these options was $100,000 per Unit, which equates to $2.38 per share of Class B Common Stock. Options granted to Mr. Morris were scheduled to expire on November 12, 1993. Prior to their expiration, Mr. Morris exercised his options, paying 15% of the option prices in cash and 85% by notes due in seven years at an annual interest rate of 5 1/4% with interest payable quarterly. The effect of the exercise of such options will be limited to the Partnership and will not dilute ownership of the outstanding shares of Class A Common Stock or Class B Common Stock of the Company. See "Stock Ownership."

         Morgan Schiff. In December 1994, the Company entered into a Financial Advisory Services Agreement with Morgan Schiff under which Morgan Schiff agreed to provide the Company with certain financial advisory services with respect to capital structure, business strategy and operations, budgeting and financial controls, and mergers, acquisitions and other similar transactions. The Financial Advisory Services Agreement has a term of one year with an automatic renewal unless either party terminates by written notice 30 days prior to the end of the term. The Company paid Morgan Schiff $400,000 plus expenses for its services under the Financial Advisory Services Agreement in fiscal 1997, and also agreed to indemnify Morgan Schiff against any losses associated with the Financial Advisory Services Agreement.

                                STOCK OWNERSHIP

        Based solely upon information furnished to the Company, the following table sets forth certain information with respect to the beneficial ownership of Class A and Class B Common Stock as of December 31, 1997 by (i) each person who is known by the Company to beneficially own more than five percent of either the Class A Common Stock or the Class B Common Stock, (ii) each nominee for director of the Company, (iii) each of the Named Executive Officers (as defined under "Election of Directors -- Executive Compensation" above), and
(iv) all officers and directors as a group.


                                                SHARES OF CLASS A         SHARES OF CLASS B           PERCENTAGE OF
NAME AND ADDRESS                                  COMMON STOCK              COMMON STOCK           CLASS A AND CLASS B
                                                  ------------              ------------
OF BENEFICIAL OWNER                          NUMBER    PERCENTAGE (1)   NUMBER    PERCENTAGE (1)     COMMON STOCK (1)
-------------------                          ------    --------------   ------    --------------     ----------------

MS Jewelers Limited Partnership (2)            250,000      1.9%        1,492,401      100%               11.9%
  MS Jewelers Corporation
  Phillip Ean Cohen
  350 Park Avenue
  New York, New York 10022

FJI (3)                                      1,647,338     12.6%               --       --                11.3%
  Friedman's Jewelers, Inc.
  Friedman's Jewelers, Inc., Anniston
  Friedman's Jewelers, Inc., Greenville
  Friedman's Jewelers, Inc., Marietta
  Friedman's Jewelers, Inc., Oglethorpe
  Stanley Jewelers, Inc.
  P.O. Box 9925
  Savannah, Georgia 31412

Gilder, Gagnon, Howe & Co. (4)               1,080,655      8.2%               --       --                 7.4%
  1775 Broad Way
  New York, New York 10019

Wasatch Advisors, Inc. (5)                     495,525      3.8%               --       --                 3.4%
  68 S. Main Street
  Suite 400
  Salt Lake City, Utah 84101

Chancellor Capital Management, Inc. (6)        538,800      4.1%               --       --                 3.7%
Chancellor Trust Company
  153 East 53rd Street
  New York, New York 10022

FMR Corp. (7)                                1,347,300     10.3%               --       --                 9.2%
Edward C. Johnson III
  82 Devonshire Street
  Boston, Massachusetts 02109

LGT Asset Management, Inc. (8)                 474,000      3.6%               --       --                 3.2%
  50 California
  27th Floor
  San Francisco, California 94111

                                                   SHARES OF CLASS A            SHARES OF CLASS B
                                                      COMMON STOCK                 COMMON STOCK             PERCENTAGE OF
NAME AND ADDRESS                                      ------------                 ------------          CLASS A AND CLASS B
OF BENEFICIAL OWNER                              NUMBER    PERCENTAGE (1)    NUMBER    PERCENTAGE (1)     COMMON STOCK (1)
-------------------                              ------    -------------     ------    --------------     ----------------

Teachers Insurance and Annuity                   429,323        3.3%              --          --                2.9%
  Association of America (9)
  730 Third Avenue
  New York, New York 10017

Weiss Peck & Greer LLC (10)                      931,410        7.1%              --          --                6.4%
  One New York Plaza  30th Floor
  New York, New York  10004

Firstar Corporation                              758,900        5.8%              --          --                5.2%
Firstar Investment Research and
Management Company (11)
  777 East Wisconsin Avenue
  Wisconsin, Milwaukee  53202

Bradley J. Stinn (12)(13)                        343,001        2.5%         251,729        16.9%               3.9%
Sterling B. Brinkley (14)                        140,000        1.0%              --          --                  *
Robert W. Cruickshank (15)                         9,000          *               --          --                  *
David B. Parshall (15)(16)                         8,300          *               --          --                  *
Mark C. Pickup (15)                                8,700          *               --          --                  *
Robert S. Morris (12)(17)                         72,488          *           25,173         1.7%                 *
John E. Cay III (18)                               7,000          *               --           --                 *
Donald J. Wright, Jr. (19)                         2,400          *               --           --                 *

  All executive officers and directors as a      590,889        4.3%         276,902        18.6%               5.7%
  group (9 persons) (20)


----------------------------------
  *    Less than 1%.
  (1) Except as indicated in the footnotes set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from December 31, 1997, upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the particular stockholder and by the group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
  (2) MS Jewelers is the general partner of the Partnership and has the sole right to vote the shares of Class B Common Stock and to direct their disposition. Mr. Cohen is the sole stockholder of MS Jewelers. See "Certain Transactions." The shares of Class A Common Stock shown were issued in the name of Bear, Stearns & Co. Inc. for the benefit of A.A. Friedman Co., Inc. ("AAFCO") in connection with the Company's acquisition of certain trademark rights from AAFCO. Morgan Schiff serves as an escrow agent with regard to these shares, and as such has sole voting and dispositive power. Morgan Schiff expressly disclaims any beneficial ownership of such shares.
  (3) These shares were received by FJI in March 1996 upon its withdrawal from the Partnership. Based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on June 18, 1996.

                                              Footnotes Continued on Next Page

(4) Based on a Schedule 13G filed with the SEC on February 15, 1995. Gilder, Gagnon, Howe & Co. disclaims beneficial ownership of these shares which are held in: (i) customer accounts over which one or another of its partners or employees may have discretion to purchase or dispose of securities but over which Gilder, Gagnon, Howe & Co. does not have discretion (1,066,805 shares as of December 31, 1994); (ii) accounts owned by its partners and by its partners' families in accounts controlled by partners (10,200 shares as of December 31, 1994); or,
       (iii) the account of its firm profit sharing plan which is controlled by certain of its partners (3,600 shares as of December 31, 1994).
(5)    Based on a Schedule 13G filed with the SEC on August 25, 1997.
(6)    Based on a Schedule 13G filed with the SEC on February 15, 1994.
(7) Based on a Schedule 13G filed with the SEC on July 9, 1997. Of the shares reported, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,146,300 shares, and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 201,000 shares. FMR Corp. and Mr. Johnson, who controls FMR Corp., have sole dispositive power over 1,347,300 shares and sole voting power over 153,800 shares. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 848,500 shares of the Class A Common Stock.
(8)    Based on a Schedule 13G filed with the SEC on February 14, 1996.
(9)    Based on a Schedule 13G filed with the SEC on June 8, 1995.
(10)   Based on a Schedule 13G filed with the SEC on February 11, 1997.
(11) Based on a Schedule 13G filed with the SEC on February 13, 1997 by Firstar Corporation and a Schedule 13G filed with the SEC on February
       13, 1997 by Firstar Investment Research and Management Company. The
       Schedule 13G of Firstar Corporation states that Firstar Corporation has sole voting power over 695,200 shares, shared voting power over 15,100 shares, sole dispositive power over 743,800 shares, and shared dispositive power over 15,100 shares. The Schedule 13G of Firstar Investment Research and Management Company states that it has sole voting power over 271,300 shares, shared voting power over 439,000 shares, sole dispositive power over 319,900 shares, and shared dispositive power over 439,000 shares.
(12) Shares of Class B Common Stock owned by Messrs. Stinn and Morris are owned indirectly through their ownership of limited partnership interests in the Partnership or options to purchase limited partnership interests. Such individuals have no right to vote or to direct the disposition of these shares. See "Certain Transactions."
(13) Includes 2,100 shares of Class A Common Stock held by or on behalf of Mr. Stinn's children, 500 shares of Class A Common Stock held by Mr. Stinn's wife and options to purchase 300,000 shares of Class A Common Stock which are immediately exercisable.
(14) Includes options to purchase 130,000 shares of Class A Common Stock which are immediately exercisable.
(15) Includes options to purchase 8,000 shares of Class A Common Stock granted under the Director Plan which are immediately exercisable.
(16) Includes 300 shares of Class A Common Stock held in trust for Mr. Parshall's children.
(17) Includes options to purchase 67,500 shares of Class A Common Stock which are immediately exercisable.
(18) Includes options to purchase 5,000 shares of Class A Common Stock granted under the Director Plan which are immediately exercisable.
(19) Includes options to purchase 2,300 shares of Class A Common Stock which are immediately exercisable.
(20) Includes 276,902 shares of Class B Common Stock held by Messrs. Stinn and Morris indirectly through ownership of limited partnership interests or options to purchase limited partnership interests in the Partnership, and options to purchase 528,800 shares of Class A Common Stock.

                         STOCKHOLDER RETURN COMPARISON

         The Company's Class A Common Stock began trading on the Nasdaq National Market on October 14, 1993 in connection with the Company's initial public offering. The price information reflected for the Class A Common Stock in the following performance graph represents the closing sale price of the Class A Common Stock for the period from October 14, 1993 through September 30, 1997. The performance graph compares the cumulative stockholder returns on the Class A Common Stock with the Nasdaq Stock Market Index (U.S. Companies) and a Peer Index (as described below) over the same period (assuming the investment of $100 in the Company's Class A Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Peer Index on October 14, 1993, and reinvestment of all dividends).

            COMPARISON OF CUMULATIVE TOTAL RETURNS - FRIEDMAN'S INC.

                               [GRAPHIC OMITTED]

                                            YEAR-END CUMULATIVE RETURNS
                                                      1994         1995         1996         1997
                                                      ----         ----         ----         ----
               FRIEDMAN'S INC.                        150.6%       214.8%       185.2%       166.7%
               THE NASDAQ STOCK MARKET                 97.8%       135.1%       160.4%       220.2%
               PEER INDEX                              96.3%       106.2%       127.3%       145.7%


         Total return calculations for the Nasdaq Stock Market Index (U.S. Companies) and the Peer Index were prepared by the Center for Research in Security Prices, The Tniversity of Chicago. The Peer Index is composed of the stocks of certain companies included in the Nasdaq Retail Trade Stock Index. Specific information regarding the companies comprising the Peer Index will be provided to any stockholder upon request to Victor M. Suglia, the secretary of the company.

                             STOCKHOLDER PROPOSALS
                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the annual meeting of stockholders to be held in 1999 should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Savannah, Georgia on or before September 24, 1998 to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Any stockholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal,
(iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal, and (viii) any other information required by the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

FILINGS UNDER SECTION 16(A)

        Section 16(A) of the Securities Exchange Act of 1934 requires the Company's officers and directors and any persons who beneficially own more than ten percent of the Company's Class A Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. officers, directors and beneficial owners of more than ten percent of the Class A Common Stock are required by applicable regulations to furnish the Company with copies of all section 16(a) forms they file. Based solely upon a review of the copies of the forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no forms 5 were required, the Company believes that during fiscal 1997, all persons subject to the reporting requirements with regard to the Class A Common Stock complied with all applicable filing requirements.

AUDITORS

         The Company's Board of Directors has selected Ernst & Young LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending September 30, 1998. Ernst & Young LLP has no financial interest, direct or indirect, in the company and does not have any connection with the company except in its professional capacity as an independent auditor. The Board of Directors has submitted the selection of Ernst & Young LLP as independent auditors to the holders of Class B Common Stock for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. If this selection is not ratified at the annual meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending September 30, 1998. Even if the selection is ratified, the Board of Directors in its sole discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

EXPENSES OF SOLICITATION

        The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

MISCELLANEOUS

        Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

AVAILABILITY OF ANNUAL REPORT

        ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 1997. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD DIRECT THEIR REQUESTS IN WRITING
TO: FRIEDMAN'S INC., 4 WEST STATE STREET, SAVANNAH, GEORGIA 31401, ATTENTION:
VICTOR M. SUGLIA, SECRETARY.

                                                                      APPENDIX

PROXY                           FRIEDMAN'S INC.
                               SAVANNAH, GEORGIA
                      1998 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Friedman's Inc. (the "Company"), Savannah, Georgia, hereby constitutes and appoints Bradley J. Stinn and Victor M. Suglia, or either one of them, each with full power of substitution, to vote the number of shares of Class A Common Stock which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on Thursday, February 26, 1998, at 10:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposal (the "Proposal") described in the Notice to the Holders of Class A Common Stock of the Annual Meeting of Stockholders and Proxy Statement, both dated January 22, 1998, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or will not serve and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR the Proposal.

    ELECTION OF DIRECTORS. On the Proposal to elect the following directors to serve until the 1998 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified:

        John E. Cay III
        Robert W. Cruickshank
        David B. Parshall
                     FOR  [ ]        WITHHOLD AUTHORITY  [ ]

To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

--------------------------------------------------------------------------------

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

    Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                         Shares Held:
                                                     ---------------------------

                                         ---------------------------------------
                                                Signature of Stockholder

                                         ---------------------------------------
                                            Signature of Stockholder (If held
                                                        Jointly)

                                         Dated:                            ,1998
                                               ----------------------------
                                                     Month      Day

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRIEDMAN'S INC.
          AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.